Exhibit 5.1

Opinion of Stoel Rives LLP

September 30, 2009

Board of Directors

RadiSys Corporation

5445 NE Dawson Creek Rd.

Hillsboro, OR 97124

We have been requested by RadiSys Corporation (the “Company”) to deliver this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 covering 1,000,000 shares of its common stock (the “Shares”), issuable under the RadiSys Corporation 1996 Employee Stock Purchase Plan (as amended to date, the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that:

1. The Company is a corporation validly existing under the laws of the state of Oregon; and

2. The Shares (including any additional shares of the Company’s common stock that become issuable pursuant to the anti-dilution provisions of the Plan) have been duly authorized and, when issued pursuant to the Plan and in accordance with resolutions adopted by the Board of Directors of the Company and upon receipt by the Company of any consideration to be paid or delivered in connection with such issuance, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP

Stoel Rives LLP